EXHIBIT 19.1

Insider Trading Policy

Insider Trading Policy

I. INTRODUCTION

Leafly Holdings, Inc. (“Leafly”) encourages the ownership of Leafly stock by all Leafly directors, officers and employees.

This Insider Trading Policy (this “Policy”) summarizes the insider trading rules and explains how you can buy or sell Leafly stock so that you are in compliance with laws prohibiting insider-trading. This Policy also summarizes the consequences of violating insider trading laws.

You are responsible for ensuring that you and your family members comply with this Policy and all applicable laws. Violations of this Policy are a serious matter. If you (or a family member) violate this Policy, directly or indirectly, you may be subject to civil and criminal charges. Your violation could also be grounds for dismissal with cause.

A. Who are Insiders of Leafly?

Persons who are aware of material non-public information of Leafly are subject to insider trading laws that affect the sale and purchase of Leafly’s stock. In conducting the business of Leafly, you may from time to time obtain material non-public information regarding Leafly or other companies. Persons who are aware of material non-public information of Leafly may be sued civilly either by the Securities and Exchange Commission (“SEC”) or by private litigants if they trade in securities while in possession of material nonpublic information concerning the issuer of the securities. They may also be charged with a criminal violation. In recent years, the SEC and federal prosecutors have aggressively investigated and prosecuted persons who engaged in insider trading or tipped others, including successfully prosecuting cases against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

B. What is Insider Trading?

Insider trading occurs when a person who is aware of material non-public information about a company buys or sells that company’s securities or provides material non-public information to another person who may trade on the basis of that information or recommends to another person the purchase or sale of that company’s securities. Insider trading is illegal and prohibited.

C. What Securities are Subject to this Policy?

This Policy applies to purchases or sales of Leafly’s securities (e.g., common stock and warrants, as well as options, puts, calls or other derivatives, whether or not issued by Leafly) or any other type of securities that Leafly may issue, such as preferred stock, debt, and convertible debentures (collectively, “Leafly Securities”). This Policy also prohibits trading in the securities of another company, including Leafly’s competitors, customers and service providers, if you become aware of material non-public information about that company in the course of your position with Leafly.

D. Who is Subject to this Policy?

(1) Leafly Personnel

This Policy applies globally to all directors, officers and employees of Leafly and its subsidiaries and to those acting on behalf of Leafly, such as auditors, agents, and consultants (collectively, “Leafly Personnel”). The use of “you” throughout this Policy speaks directly to Leafly Personnel.

(2) Family Members

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This Policy also applies to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Leafly Securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Leafly Securities) (collectively referred to as “Family Members”). Leafly Personnel are responsible for the transactions of Family Members and therefore should inform their Family Members of the need to confer with them before trading in Leafly Securities.

(3) Controlled Entities

This Policy also applies to any entities or accounts that are under the influence of or control of Leafly Personnel or their Family Members, including corporations, partnerships or trusts (collectively, “Controlled Entities”). Transactions by such Controlled Entities should be treated as if they were for the account of Leafly Personnel or a Family Member.

(4) Designated Persons

In addition, Designated Persons (as defined below in Section IV) are subject to additional restrictions relating to pre-clearance of all transactions in Leafly Securities.

E. Questions

Questions about this Policy or any proposed transaction should be directed to the Legal Department of Leafly.

F. Individual Responsibility

You are responsible for complying with this Policy, including for determining whether you are in possession of material non-public information. Any action on the part of Leafly, the Legal Department or Leafly Personnel pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Leafly for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violation.”

II. Insider trading

A. Policy Prohibiting Insider Trading

· No Trading on Material Non-Public Information. If you are aware of material non-public information about Leafly, you may not, directly or indirectly, buy or sell Leafly Securities.

· No Tipping. If you are aware of material non-public information about Leafly, you may not communicate or pass (“tip”) that information on to others outside Leafly, including Family Members and friends, or recommend to any such person the purchase or sale of Leafly Securities. The federal securities laws impose liability on any person who “tips” (the “tipper”) or communicates material non-public information to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities. As a best practice and to comply with your confidentiality obligations to Leafly, you should always take care to not disclose or “tip” any confidential or non-public information about Leafly, regardless of whether it may be material.

Certain additional restrictions on trading Leafly Securities apply to all Leafly Personnel as set forth in Section III below, and others apply only to Designated Persons as set forth in Section IV below.

Leafly Personnel who, in the course of working for Leafly, learn of material non-public information about a company with which Leafly does business, including a customer, supplier,

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or service provider of Leafly, may not trade in, take advantage of, or pass information about that company’s securities until the information becomes public or is no longer material.

B. What is Material, Non-Public Information, and How Should Leafly Personnel Handle It?

Leafly’s head counsel or other employee acting in such a capacity (the “General Counsel”) is responsible for determining which information should be treated as material, non-public information. If you are unsure whether a piece of information is considered material, non-public information, please contact the General Counsel or another member of the Legal Department for confirmation. In addition, refer to Leafly’s Code of Ethics and Business Conduct and Regulation FD Communications Policy (the “Communications Policy”) for additional policies governing Leafly Personnel’s handling, use and disclosure of Leafly’s confidential information, including material non-public information.

(1) Identifying “Material” Information

As a general rule, you should consider “material information” as any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and you should carefully consider how a transaction may be construed by enforcement authorities who will have the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material include information around:

· Leafly Financials & Revenue, such as:

· Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity;

· Projected future earnings or losses and any changes to such projections;

· Significant changes to pricing or cost structure, prior to implementation;

· The gain or loss of large customers or suppliers; or

· Significant changes to vendor or supplier pricing.

· Leafly Projections and Strategic Plans, such as:

· Product or platform plans or roadmaps;

· Contemplation of new partnerships, ventures or initiatives;

· Major marketing changes, prior to implementation;

· Development of new software, platform features, products or services; or

· Removal of a product, platform feature or service from the market.

· Performance of Leafly Products and Initiatives, such as:

· Key metrics for product or business performance in major sales zones;

· Key metrics for consumer adoption of products, website visitors or retail accounts; or

· Extraordinary customer complaints.

· Major Litigation or Regulatory Issues, such as:

· Actual or threatened litigation;

· Legal settlements;

· Regulatory approval of a new product, process, or service;

· The commencement or results of a regulatory proceeding; or

· Data breaches or cybersecurity incidents, regardless of whether they subject Leafly to regulatory enforcement or notification obligations.

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· Major Company Changes or Internal Policies, such as:

· A proposed acquisition, sale, joint venture, merger, or tender offer;

· Defaults on loans;

· Adoption of new technology expected to have a significant impact on Leafly’s business, operations or financial results;

· A significant expansion or reduction of operations;

· Changes in executive management;

· A restructuring of Leafly;

· Stock splits, public or private securities/debt offerings, or changes in company dividend policies or amounts;

· The imposition of a ban on trading in Leafly Securities or the securities of another company;

· The establishment, actual purchase, or anticipated timing of purchases of a repurchase program for Leafly Securities; or

· A change in auditors or notification that the auditor’s reports may no longer be relied upon.

(2) When Is Information Considered “Public”?

Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Filings with the SEC and press releases are generally regarded as public information. By contrast, information would likely not be considered widely disseminated if it is available only to Leafly’s employees.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered “fully absorbed” by the marketplace until after one trading day has elapsed since the day on which the information is released. Depending on the particular circumstances, Leafly may determine that a longer or shorter period should apply to the release of specific material non-public information. If you are unsure whether a piece of information has been “fully absorbed” by the marketplace yet, you are encouraged to ask a member of the Legal Department for confirmation.

(3) Confidentiality of Material, Non-Public Information

Leafly Personnel who have access to material, non-public information must take special precautions to keep it confidential, and may only disclose material, non-public information to other employees and external parties who need to know it to perform their jobs and who have an obligation to maintain its confidentiality. At all times while Leafly Personnel are working outside of Leafly offices, Leafly Personnel should take special care to ensure that any material, non-public information is kept in a secure location, and cannot be seen, heard, accessed or stolen by others, including Family Members or friends. When working remotely, Leafly Personnel should avoid accessing or downloading Company resources and documents from or to any shared devices. Teams working on confidential projects may be required to take additional confidentiality precautions or maintain a list of individuals to whom sensitive information may be or has been disclosed. The General Counsel in consultation with executive management will determine in which instances additional confidentiality precautions should be taken.

Any disclosure of material, non-public information may only be made by authorized spokespersons in accordance with the Communications Policy and must be made at the time and in the manner required to meet legal requirements, which may impact the timing or format of planned internal or external communications. Accordingly, it is important that responses to

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inquiries about Leafly by the press, investment analysts or others in the financial or business community be made on Leafly’s behalf only through authorized individuals.

If you have any question as to whether information is material or is publicly available, please err on the side of caution and direct an inquiry to the Legal Department.

III. CERTAIN ADDITIONAL RESTRICTIONS and Guidance

A. Blackout Periods

Quarterly Blackout Periods: In order to prevent inadvertent violations of the securities laws and to avoid even the appearance of trading on the basis of material non-public information, Leafly Personnel, Family Members and Controlled Entities may not conduct transactions (for their own or related accounts) involving the purchase or sale of Leafly Securities during the period beginning on the fifteenth day of the third calendar month of each fiscal quarter and ending after the first full business day following the date of public disclosure of the financial results for such fiscal quarter or year. If public disclosure occurs during a trading day before the markets close, then the following trading day will be considered the first trading day with respect to the blackout period for such disclosure. Exceptions apply for transactions pursuant to a properly established Rule 10b5-1 Plan (as defined in Section D).

Event-Specific Blackouts: From time to time, an event may occur that is material to Leafly and is known by only a few directors, executives or other employees or consultants. So long as the event remains material and non-public, the persons who are aware of the event, as well as all Designated Persons, may not trade in Leafly Securities. The existence of an event specific blackout will generally not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Leafly Securities during an event specific blackout, the Legal Department will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event specific blackout should not disclose the existence of the blackout to any other person. The failure of the Legal Department to designate a person as being subject to an event specific blackout will not relieve that person of the obligation not to trade while aware of material non-public information.

Quarterly blackout periods and event-specific blackout periods described above are collectively referred to in this Policy as “Blackout Periods.”

B. Prohibited and Special Transactions

Gifts. This Policy’s trading restrictions do not apply to bona fide gifts of Leafly Securities, unless the person making the gift (“donor”) has reason to believe that the recipient intends to sell the gifted Leafly Securities while the donor is aware of material non-public information, or the donor is a Designated Person subject to the pre-clearance procedures described in Section IV below.

In addition to the other restrictions and prohibitions contained in this Policy, Leafly Personnel, Family Members and Controlled Entities are prohibited from engaging in the following transactions in Leafly Securities:

Short Sales: Engaging in short sales (selling securities that you do not own, with the intention of buying the securities at a lower price in the future) of Leafly Securities. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits directors and officers from engaging in short sales.

Publicly Traded Options: Engaging in puts, calls, or other derivative securities, on an exchange or in any other organized market.

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Pledging: Pledging, hypothecating, or otherwise encumbering shares of Leafly Securities as collateral for indebtedness. This includes but is not limited to holding such shares in a margin account or any other account that could cause Leafly Securities to be subject to a margin call or otherwise be available as collateral for a margin loan.

Hedging: Purchasing a financial instrument or entering into any transaction that is designed to hedge, establish downside price protection or otherwise offset declines in the market value of Leafly Securities, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds) and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of Leafly Securities.

Standing and Limit Orders: Placing standing or limit orders on Leafly Securities outside of a properly established Rule 10b5-1 Plan.

C. Transactions under Leafly Plans

This Policy does not apply to the following, except as specifically noted:

Stock Option Exercises: Exercise of an employee stock option acquired pursuant to Leafly’s plans, subject to pre-clearance for Designated Persons. This Policy does apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the cost of exercise.

Restricted Stock Unit Awards: Vesting of restricted stock units, or Leafly withholding or selling shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock units. The Policy does apply, however, to any market sale of restricted stock units, other than as provided herein.

Employee Stock Purchase Plan: Purchases of Leafly Securities in any employee stock purchase plan resulting from periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan. This Policy does apply, however, to elections to participate in the plan for any enrollment period, and to sales of Leafly Securities purchased pursuant to the plan.

Other Similar Transactions: Any other similar purchase of Leafly Securities from Leafly or sales of Leafly Securities to Leafly are not subject to this Policy.

D. Exception for Approved Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense, under certain conditions, against allegations that an insider traded in Leafly Securities while aware of material non-public information. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a trading plan for transactions in Leafly Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Leafly Securities may be purchased or sold without regard to certain insider trading restrictions, including blackout requirements.

Leafly is required under federal securities rules to report the adoption, and any modification or termination, of a Rule 10b5-1 Plan by any director or Section 16 executive officer in its Form 10-Q or Form 10-K for the quarter in which the adoption, modification or termination occurs (beginning with Leafly’s Form 10-Q filed for its third fiscal quarter in 2023). This disclosure requirement also applies to trading plans that do not qualify for the affirmative defense under Rule 10b5-1. Disclosure is required of the individual’s name, the date of adoption, modification or termination of the plan, the duration of the plan and the total number of securities to be sold or purchased under the plan.

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Any Rule 10b5-1 Plan proposed to be entered into by a person subject to this Policy must be approved by the Legal Department and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information and not during a Blackout Period. Transactions under a plan may not be made prior to the expiration of the applicable cooling-off period set forth in Rule 10b5-1. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade, and a plan can only be terminated or modified during a time when the person is not aware of any material non-public information. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party. Subject to limited exceptions, an individual may only have one Rule 10b5-1 Plan in place at a time and may enter into only one “single-trade” plan in any 12-month period.

Rule 10b5-1 Plans must be approved by the Legal Department and requests for approval must be submitted at least two weeks prior to the entry into the Rule 10b5-1 Plan.

E. Post-Termination Transactions

The Policy continues to apply to transactions in Leafly Securities even after your service with Leafly has ended (other than the trading prohibitions during a Blackout Period, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination of service). If you are aware of material non-public information when your employment terminates, you may not purchase or sell Leafly Securities until that information has become public or is no longer material.

IV. Pre-clearance procedures for designated persons

A. Designated Persons

All Designated Persons are subject to the pre-clearance procedures described in this Section IV. Designated Persons may not give trading advice of any kind about Leafly, whether or not such Designated Person is aware of material non-public information at the time.

The following are “Designated Persons”:

· All directors and officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Leafly.

· Family Members and Controlled Entities of directors and officers of Leafly.

· Certain key financial, communications and legal department employees, as determined by the Legal Department in consultation with executive management (designated individuals will be identified and notified).

· Such other persons as may be designated from time to time by Leafly’s Legal Department (designated individuals will be identified and notified).

B. Pre-Clearance Procedures for Designated Persons

Designated Persons may not engage in any transaction involving Leafly Securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from Leafly’s General Counsel or Chief Financial Officer (each, a “Compliance Officer”).

A request for pre-clearance should be submitted to a Compliance Officer at least two business days in advance of the proposed transaction. A Compliance Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. The General Counsel has the sole discretion to decide whether to clear transactions by the Chief Financial Officer or the Chief Financial Officer’s Family Members and Controlled Entities, and

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the Chief Financial Officer has the sole discretion to decide whether to clear transactions by the General Counsel or the General Counsel’s Family Members and Controlled Entities.

If, upon requesting pre-clearance, a Designated Person is advised that a transaction in Leafly Securities may take place, the Designated Person may enter into such transaction.

V. Consequences of violation

Insider trading is a serious crime. There are no thresholds or limits on the size of a transaction that will trigger insider trading liability. Insider trading violations are pursued vigorously by the SEC and can be detected using advanced technologies. In the past, relatively small trades have resulted in investigations by the SEC or the Department of Justice and lawsuits.

Individuals found liable for insider trading (and tipping) face penalties of up to three (3) times the profit gained or loss avoided, a criminal fine of up to $5 million and up to twenty (20) years in jail. In addition to the potential criminal and civil liabilities, in certain circumstances Leafly may be able to recover all profits made by an insider who traded illegally plus collect other damages. Furthermore, Leafly (and its executive officers and directors) could face penalties the greater of $1 million or three (3) times the profit gained or loss avoided as a result of an employee’s violation and/or criminal penalty of up to $25 million.

Without regard to civil or criminal penalties that may be imposed by others, willful violation of this Policy and its procedures may constitute grounds for dismissal from Leafly. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Acknowledgment of Receipt and Review

I, _______________________ (employee name), acknowledge that on _____________________ (date), I received a copy of Leafly Holdings, Inc.’s Insider Trading Policy and that I read it, understood it and agree to comply with it. I understand that it is my responsibility to be familiar with and abide by its terms. I understand that the information in this Policy is intended to help Leafly Holdings, Inc.’s employees to work together effectively on assigned job responsibilities. This Policy is not promissory and does not set terms or conditions of employment or create an employment contract.

________________________ Signature ________________________ Printed Name ________________________ Date

Directors and Section 16 executive officers are subject to a cooling off period of at least 90 days, but the period may be extended up to 120 days depending on the timing of Leafly’s quarterly filing of its Quarterly Report on Form 10-Q or Annual Report on Form 10-K. Other individuals are subject to a cooling off period of 30 days.